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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

THE CARBIDE/GRAPHITE GROUP, INC. ANNOUNCES AGREEMENT WITH LENDERS AND INTERIM COURT APPROVAL OF $20 MILLION DEBTOR-IN-POSSESSION FINANCING

         Pittsburgh, Pennsylvania - October 15, 2001 - The Carbide/Graphite Group, Inc. ("C/G" or the "Company") (NASDAQ NNM: CGGI) today announced that it has reached agreement with certain lenders under its revolving credit facility on a new, $20 million debtor-in-possession credit facility that is expected to provide the Company with the working capital it needs to complete a comprehensive financial restructuring of the Company. The new facility is in addition to the previously-announced cash collateral agreement between the Company and the lenders under its $135 million revolving credit facility (the "Bank Group") which gives C/G continuing access to funding under such revolving credit facility. The Bankruptcy Court has approved the motion for the new financing on an interim basis and a final hearing for the motion has been scheduled for October 30, 2001. C/G expects to operate its business in the ordinary course with the continuing support of the Bank Group.

         Walter B. Fowler, C/G's Chairman and Chief Executive Officer, said, "We have not experienced any major disruptions in our operations or services as a result of the bankruptcy filing. With the continuing support of our trade vendors and the $20 million in new financing, we will continue to deliver the high quality products and service our customers have come to expect while we evaluate restructuring alternatives."

         The new $20 million debtor-in-possession facility (the "DIP") provides for $10 million in credit immediately available, with an additional $10 million available upon the request of the Company and the approval of the Required Lenders, as defined in the DIP agreement. Interest under the DIP accrues at a rate of Prime plus 250 basis points (currently 8.0%) and the DIP is also subject to commitment, agency and collateral monitoring fees. The DIP is secured by a first priority lien on all of the Company's assets (except for certain excepted liens) and is subject to a borrowing base limitation based on the Company's accounts receivable and inventory. The Company is also subject to certain cash flow based covenants under the DIP, including minimum levels of cash receipts and maximum levels of cash disbursements. The DIP has an initial term of six months and can be extended based on the status of the Company's bankruptcy case at the end of such six-month period.

         Note: This release contains forward-looking statements that are based on current expectations, estimates and projections about the industries in which the Company operates, management's beliefs and assumptions made by management. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, and are subject to the safe harbor created thereby. These statements are based on a number of assumptions that could ultimately prove inaccurate and, therefore, there can be no assurance that such statements will prove to be accurate. There can be no assurance that the Company will consummate a comprehensive financial restructuring or that the Bank Group will restructure their loans in connection with a comprehensive financial restructuring or that the Bank Group will continue to provide financial support to the Company in the future. Other risks and uncertainties are detailed in the Company's periodic filings with the Securities and Exchange Commission. The Company does not undertake to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.